As filed with the Securities and Exchange Commission on August 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4288333
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices including Zip Code)

Health Net, Inc. 401(k) Savings Plan

(Full Title of the Plan)

Angelee F. Bouchard

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, California 91367

(818) 676-6000

(Name and Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James P. Beaubien

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	500,000	$21.90	$10,950,000	$1,271.30
Rights to Purchase Series A Junior Participating Preferred Stock	500,000 (4)	— (4)	— (4)	— (4)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	In accordance with Rule 416(a) of the Securities Act of 1933, this Registration Statement will also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Health Net, Inc. (the “Company”) that are offered and sold under the Health Net, Inc. 401(k) Savings Plan, as amended and restated and further amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low sale price per share of Common Stock, as reported on the New York Stock Exchange on August 8, 2011.
(4)	Rights to purchase Series A Junior Participating Preferred Stock of the Company are attached to and trade with the shares of Common Stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the Common Stock, and, accordingly, the registration fee for such securities is included in the registration fee for the Common Stock.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Health Net, Inc. (referred to herein as the “Company,” “our,” “we” or “us”), pursuant to General Instruction E to Form S-8, to register an additional 500,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and related rights to purchase Series A Junior Participating Preferred Stock of the Company (“Rights”), for offer and sale under the Health Net, Inc. 401(k) Savings Plan, as amended and restated and further amended (the “Plan”). The Company previously registered 800,000 shares of its Common Stock, and related Rights, under the Plan by Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2004 (Registration No. 333-118647) and March 31, 1998 (Registration No. 333-48969), the contents of which are incorporated by reference herein in accordance with General Instruction E to Form S-8 to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Commission by the Company or the Plan (File No. 1-12718) are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on February 28, 2011;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 (filed with the Commission on May 6, 2011) and June 30, 2011 (filed with the Commission on August 8, 2011);

(c)	the Company’s Current Reports on Form 8-K dated February 17, 2011 (filed with the Commission on February 17, 2011) (but only the information appearing under Item 8.01 and Exhibit 99.2 of such Form 8-K), March 14, 2011 (File/Film Number 001-12718/11684970) (filed with the Commission on March 14, 2011), April 1, 2011 (filed with the Commission on April 5, 2011), May 4, 2011 (filed with the Commission on May 4, 2011) (but only the information appearing under Item 8.01 and Exhibit 99.2 of such Form 8-K), May 18, 2011 (filed with the Commission on May 20, 2011) and August 1, 2011 (filed with the Commission on August 2, 2011);

(d)	the description of the Company’s Common Stock contained in Item 1 of the Company’s registration statement on Form 8-A/A (Post-Effective Amendment No. 1) filed with the Commission on August 16, 2004, including any amendment, reports or other filings filed for the purpose of updating this description;

(e)	the description of the Rights contained in Item 1 of the Company’s registration statement on Form 8-A filed with the Commission on July 28, 2006, including any amendment, reports or other filings filed for the purpose of updating this description; and

(f)	the Plan’s Annual Report on Form 11-K for the year ended December 31, 2010, filed with the Commission on June 21, 2011.

All documents filed by the Company and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, are hereinafter referred to as “Incorporated Documents”). However, the Incorporated Document shall not include and the Company and the Plan are not incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our compensation committee report and performance graph (included or incorporated by reference in any Annual Report on Form 10-K or proxy statement) or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s certificate of incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of these provisions in the Company’s certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions do not alter the liability of directors under federal securities laws.

Both the Company’s certificate of incorporation and the Company’s bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by applicable law. The Company is also required under both its certificate of incorporation and its bylaws to advance, to the maximum extent permitted by law, expenses (including attorneys’ fees) incurred in defending any such action, suit or proceeding so long as the director or officer undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Under Section 145 of the DGCL, (i) the Company may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, under Section 145 of the DGCL, the Company may indemnify a director or officer in connection with an action or suit by or in the right of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the

Company, except that the Company may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper. Under Section 145 of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL. In accordance with DGCL Section 145, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company has entered into separate agreements to indemnify each of its directors and executive officers. Each such indemnification agreement provides that, in the event the indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, specified types of legal actions, including suits and investigations, by reason of (or arising in part out of) events or occurrences related to the indemnitee’s service with the Company, the Company will be required to indemnify the indemnitee to the fullest extent permitted by law against any and all indemnifiable amounts (to include, among other things, expenses (including attorneys’ fees), damages, judgments, fines, penalties and amounts paid in settlement) arising out of or resulting from such legal actions. In addition, each such agreement provides that the Company may advance expenses to the indemnitee in connection with such legal actions and that the indemnitee will repay any such advanced expenses if it is ultimately determined that the indemnitee is not entitled to be indemnified or reimbursed for such expenses. Each such agreement sets forth procedures for determining whether or not the indemnitee is entitled to indemnification in any given instance and provides that, in the event of specified events constituting a change in control or a potential change in control of the Company, the Company could be required to create a trust for the benefit of the indemnitee funded in an amount sufficient to satisfy reasonably anticipated expenses and other indemnifiable amounts for legal actions relating to the types of events and occurrences covered by the indemnification and expense-advancement provisions of the agreement.

The Company maintains an officers’ and directors’ liability insurance policy insuring the Company’s officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT

4.1	Seventh Amended and Restated Certificate of Incorporation of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2011 (File No. 1-12718)).

4.2	Tenth Amended and Restated Bylaws of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 8, 2010 (File No. 1-12718)).

4.3	Rights Agreement dated as of July 27, 2006, by and between Heath Net, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2006 (File No. 1-12718)).

4.4	Specimen Common Stock certificate (incorporated by reference to Exhibit 8 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

23.1+	Consent of Deloitte & Touche LLP.

24+	Powers of attorney (included on the signature pages to this Registration Statement).

99.1	Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-12718)).

99.2	First Amendment to the Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008, dated June 8, 2010 (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 1-12718)).

99.3+	Second Amendment to the Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008, dated March 8, 2011.

99.4+	Third Amendment to the Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008, dated June 7, 2011.

+	Filed herewith

The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on this 11th day of August, 2011.

HEALTH NET, INC.

By:	/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Jay M. Gellert, Joseph C. Capezza and Angelee F. Bouchard as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection with the Registration Statement, with the Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Jay M. Gellert	President, Chief Executive Officer	August 11, 2011
Jay M. Gellert	(Principal Executive Officer) and
Director

/s/ Joseph C. Capezza	Chief Financial Officer (Principal	August 11, 2011
Joseph C. Capezza	Financial Officer and Principal
Accounting Officer)

/s/ Mary Anne Citrino	Director	August 11, 2011
Mary Anne Citrino

/s/ Theodore F. Craver, Jr.	Director	August 11, 2011
Theodore F. Craver, Jr.

/s/ Vicki B. Escarra	Director	August 11, 2011
Vicki B. Escarra

/s/ Gale S. Fitzgerald	Director	August 11, 2011
Gale S. Fitzgerald

/s/ Patrick Foley	Director	August 11, 2011
Patrick Foley

/s/ Roger F. Greaves	Director	August 11, 2011
Roger F. Greaves

/s/ Bruce G. Willison	Director	August 11, 2011
Bruce G. Willison

/s/ Frederick C. Yeager	Director	August 11, 2011
Frederick C. Yeager

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, state of California, on August 11, 2011.

HEALTH NET, INC. 401(K) SAVINGS PLAN

By:	/s/ Joseph C. Capezza
Joseph C. Capezza

Chief Financial Officer of Health Net, Inc. (the Plan’s sponsor) and Member of the Health Net, Inc. Compensation and Benefits Administrative Committee (the Plan’s Administrative Committee)

INDEX TO EXHIBITS

EXHIBIT

4.1	Seventh Amended and Restated Certificate of Incorporation of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2011 (File No. 1-12718)).

4.2	Tenth Amended and Restated Bylaws of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 8, 2010 (File No. 1-12718)).

4.3	Rights Agreement dated as of July 27, 2006, by and between Heath Net, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2006 (File No. 1-12718)).

4.4	Specimen Common Stock certificate (incorporated by reference to Exhibit 8 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

23.1+	Consent of Deloitte & Touche LLP.

24+	Powers of attorney (included on the signature pages to this Registration Statement).

99.1	Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-12718)).

99.2	First Amendment to the Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008, dated June 8, 2010 (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 1-12718)).

99.3+	Second Amendment to the Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008, dated March 8, 2011.

99.4+	Third Amendment to the Health Net, Inc. 401(k) Savings Plan, as amended and restated effective January 1, 2008, dated June 7, 2011.

+	Filed herewith